Filed pursuant to Rule 424(b)(2)

Registration No. 333-161330

PROSPECTUS SUPPLEMENT

(To Prospectus dated September 8, 2009)

$50,000,000

Common Shares of Beneficial Interest

Pursuant to the ATM Equity OfferingSM Sales Agreement entered into between us and Merrill Lynch, Pierce, Fenner & Smith Incorporated, or Merrill Lynch, which was filed as an exhibit to our current report on Form 8-K filed with the Securities and Exchange Commission, or the SEC, on November 9, 2009 and is incorporated by reference herein, we sold 237,800 of our common shares of beneficial interest, $.01 par value, or common shares, in open market transactions during the three months ended September 30, 2010 through Merrill Lynch acting as our agent, at an average sales price of $32.63 per share. We received net proceeds of approximately $7.5 million from these sales, after payment of compensation of approximately $233,000 to Merrill Lynch and other fees and expenses. Since inception of the ATM Equity OfferingSM program, we have sold 574,600 common shares at an average sales price of $32.05 per share, and received net proceeds of approximately $17.4 million, after payment of compensation of approximately $553,000 to Merrill Lynch and other fees and expenses.

Our common shares are listed on the New York Stock Exchange under the symbol “UHT.” The last reported sale price of our common shares on November 9, 2010 was $37.60 per share.

Investing in our common shares involves a high degree of risk. Before buying any common shares, you should read the discussion of material risks of investing in our common shares set forth under the caption “Risk Factors” on page S-8 of the prospectus supplement dated November 6, 2009 and in its accompanying prospectus under the caption “Risk Factors,” as well as the other information included therein and in the documents incorporated by reference therein, as they may be amended, updated or modified periodically in our reports filed with the SEC.

Neither the SEC nor any state securities commission has approved or disapproved of the common shares or determined that this prospectus supplement, the prospectus supplement dated November 6, 2009 or the accompanying prospectus are accurate or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is November 10, 2010.